Exhibit 23.9

Consent of Expert

June 9, 2021

In connection with the Registration Statement on Form S-8 (the “Form S-8”) of Perpetua Resources Corp. (the “Company”) to be filed under the Securities Act of 1933, I hereby consent to the references in the Form S-8 to my name and to the inclusion of extracts from or summaries of content in the technical report titled “Stibnite Gold Project, Feasibility Study Technical Report, Valley County, Idaho” with an effective date of December 22, 2020 and an issue date of January 27, 2021.

Yours truly,

/s/ Chris J. Roos, P.E.,
Chris J. Roos, P.E.,